TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION


         Pursuant to Sections 607.0601, 607.0602, 607.1001, 607.1002, 607.1003,
607.1006, and 607.1007 of the Florida Business Corporation Act, Transeastern Properties of South Florida, Inc., a Florida corporation (the "Corporation"), hereby submits the following Amended and Restated Articles of Incorporation:

         1. The name of the Corporation is Transeastern Properties of South Florida, Inc.

         2. These Amended and Restated Articles of Incorporation (as hereinafter defined) were recommended by the Board of Directors to the holders of the authorized and outstanding shares of (i) Series A Redeemable Preferred Stock and
(ii) Common Stock of the Corporation on November 29, which were the only classes of shares of stock of the Corporation authorized and outstanding as of such date. These Amended and Restated Articles of Incorporation were approved by a unanimous vote of the Board of Directors and holders of the outstanding shares of (i) Common Stock and (ii) Series A Redeemable Preferred Stock of the Corporation on November 29, 1994 and are intended to be effective as of such date.

         3. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended and restated (the "Amended and Restated Articles of Incorporation"), thereby superseding the Corporation's original Articles of Incorporation and any amendments thereto and prior restatements thereof, as follows:

                                 ARTICLE 1. NAME

         The name of the Corporation is Transeastern Properties of South Florida, Inc.

                            ARTICLE 2. CAPITAL STOCK

         The total number of shares of capital stock that the Corporation shall be authorized to issue is FIVE MILLION SIXTY-SIX THOUSAND FIVE HUNDRED (5,075,500) divided into two classes as follows: (a) FIVE MILLION (5,000,000) shares of common stock, par value of $.01 per share ("Common Stock"), (b) TWENTY-NINE THOUSAND (29,000) shares of Series A Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred"), and (c) FORTY-SIX THOUSAND FIVE HUNDRED (46,500) shares of Series B Redeemable Preferred Stock, par value $.01 per share ("Series B Preferred"). Series A Preferred and Series B Preferred are hereinafter collectively referred to as the "Preferred Stock." The relative rights, privileges, preferences, and limitations of the Common Stock and the Preferred Stock are as follows:

         SECTION 2.1. COMMON STOCK. Each share of Common Stock shall be identical in all respects and for all purposes and is entitled to one vote per share in all proceedings in which action may or is required to be taken by the shareholders of the Corporation. Each share of Common Stock shall participate equally in all dividends payable with respect to the Common Stock, as, if, and when declared by the Board of Directors of the Corporation, subject to any dividend preferences of the Preferred Stock then outstanding, and shall participate ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, or upon any



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distribution of the assets of the Corporation, subject to any liquidation preferences of the Preferred Stock then outstanding.

         SECTION 2.2. PREFERRED STOCK. The rights, preferences, and privileges granted to and the limitations and restrictions imposed upon the Preferred Stock are as follows:

                  A. DIVIDENDS. Holders of Preferred Stock shall be entitled to dividends as follows:

                          (1) QUARTERLY DIVIDENDS. Each holder of Preferred
                 Stock shall be entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, dividends at the rate of $12.00 per share per annum, from the Original Issue Date (as hereinafter defined) through the first to occur of (i) the Redemption Date (as defined in Article 2.2D hereof) or (ii) the date Preferred Liquidation Payments (as defined in Article 2.2B hereof) are set aside for holders of the Preferred Stock, prior and in preference to any dividends payable on or with respect to any other class or series of capital stock of the Corporation now or hereafter authorized. Dividends shall be payable to the holders of Preferred Stock quarterly on each April 1, July 1, October 1, and January 1 (individually, a "Quarterly Preferred Dividend Payment Date" and collectively, the "Quarterly Preferred Dividend Payment Dates") as long as any shares of Preferred Stock are outstanding, to holders of record of Preferred Stock on a date, to be fixed by the Board of Directors, not exceeding 40 days preceding each Quarterly Preferred Dividend Payment Date. The first Quarterly Preferred Dividend Payment Date for Series B Preferred shall be January 1, 1995, and the Preferred Dividend payable per share shall be prorated based on the number of days such shares have been outstanding on January 1, 1995. As more particularly described in Articles 2A (2), (3), and (4) hereof, Preferred Dividends in an amount of $3.00 per share per quarter (the "Quarterly Preferred Dividend Amount") shall be paid on each Quarterly Preferred Dividend Payment Date in cash ("Preferred Cash Dividends") or under certain circumstances set forth below, in additional shares of Preferred Stock ("Preferred Dividends in Kind"). Preferred Cash Dividends and Preferred Dividends in Kind are collectively referred to as "Preferred Dividends." The Original Issue Date of Series A Preferred is June 2, 1993, and the Original Issue Date of Series B Preferred is November ___, 1994, except with respect to shares of Preferred Stock issued as Dividends in Kind, as to which the Original Issue Date shall be the Quarterly Preferred Dividend Payment Date on which such Preferred Stock was issued.

                          (2) DIVIDENDS IN KIND. On each of the first twelve
                 (12) Quarterly Preferred Dividend Payment Dates for the Series A Preferred and one each of the first five (5) Quarterly Preferred Dividend Payment Dates for the Series B Preferred, Preferred Dividends may, at the option of the Corporation, be paid in additional shares of Preferred Stock, with the number of shares of Preferred Stock to be issued to each holder of Preferred Stock equal to the quotient of (a) the product of (x) the number of shares of Preferred Stock held of record by such holder MULTIPLIED BY (y) the Quarterly Dividend Amount, DIVIDED BY (b) $100.00. No fractional shares of Preferred Stock shall be issued in connection with Preferred Dividends In Kind, and in lieu thereof the Corporation shall pay cash in an amount equal to the product of $100.00 MULTIPLIED BY such fraction.

                          (3) CASH DIVIDENDS. On the thirteenth and each
                 subsequent Quarterly Preferred Dividend Payment Date for the


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                 Series A Preferred and on the sixth and each subsequent
                 Quarterly Preferred Dividend Payment Date for the Series B Preferred, Preferred Dividends shall only be paid in cash, in an amount per share equal to the Quarterly Preferred Dividend Amount.

                          (4) PAYMENT OF DIVIDENDS. Preferred Cash Dividends and
                 cash in lieu of fractional shares of Preferred Stock, shall be paid by check delivered, and Preferred Dividends in Kind shall be paid by delivery of a stock certificate evidencing the shares issued as a Preferred Dividend in Kind, to the address of the holder of record as such holder's address appears in the Corporation's register of Preferred Stockholders.

                          (5) CUMULATIVE. All Preferred Dividends payable on the
                 Preferred Stock are cumulative, and to the extent Preferred Cash Dividends are not paid in full on any Quarterly Preferred Dividend Payment Date, such accrued and unpaid Preferred Cash Dividends shall be paid when funds are legally available therefor, and in any event upon liquidation of the Corporation as set forth in Article 2.2B hereof, or upon redemption of the Preferred Stock by the Corporation as set forth in Article 2D hereof.

                          (6) RESTRICTIONS. No dividends shall be declared or
                 paid by the Corporation on Common Stock or any other class or series of preferred stock now or hereafter created, unless (i) all accrued Preferred Dividends are simultaneously paid on all Preferred Stock entitled to Preferred Dividends, or (ii) any partial payment of then accrued Preferred Dividends to holders of Preferred Stock is made ratably in proportion to the full amount of accrued Preferred Dividends to which each such holder is then entitled.

                          (7) SERIES A DIVIDEND PREFERENCE. No dividends shall
                 be declared or paid by the Corporation on Series B Preferred, Common Stock, or any other class or series of Preferred Stock now or hereafter created, UNLESS all accrued Preferred Dividends on Series A Preferred are simultaneously paid on all shares of Series A Preferred entitled to Preferred Dividends.

                          (8) SERIES B DIVIDEND PREFERENCE. No Dividends shall
                 be declared or paid by the Corporation on Common Stock, UNLESS all accrued Preferred Dividends on shares of Series B Preferred are similarly paid on all shares of Series B Preferred entitled to Preferred Dividends.

                  B. LIQUIDATION. Upon any Liquidation, Preferred Stock shall be entitled to liquidation payments as follows:

                          (1) AMOUNT. Subject to the Series A Liquidation
                 Preference, each holder of Preferred Stock is entitled to a liquidation payment in an amount equal to $100.00 per share of Preferred Stock, PLUS an amount equal to all Preferred Dividends unpaid thereon computed from the Original Issue Date to the date the Preferred Liquidation Payment (as defined below) is tendered, PLUS (any other dividends declared on Preferred Stock but unpaid thereon (the amount payable with respect to a share of Preferred Stock pursuant to this Article 2.2B is hereinafter referred to as a "Preferred Liquidation Payment" and with respect to all shares of Preferred Stock as the "Preferred Liquidation Payments").

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                          (2) SERIES A LIQUIDATION PREFERENCE. If upon a
                 Liquidation, the assets or surplus funds to be distributed among the holders of Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred of the full amounts of their Preferred Liquidation Payments, then the entire assets or surplus funds of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock then outstanding in proportion to the full amount of the Series A Preferred Liquidation Payments due to all holders of Preferred Stock.

                          (3) SERIES B LIQUIDATION PREFERENCE. If upon such
                 Liquidation, the assets or surplus funds to be distributed among the holders of Preferred Stock shall be sufficient to pay holders of Series A Preferred the full amounts of the Series A Liquidation Payments, but are insufficient to permit payment to the holders of Series B Preferred of the full amounts of their Series B Preferred Liquidation Payments, then the entire assets or surplus funds of the Corporation remaining after payment of the Series A Liquidation Payments shall be distributed ratably among the holders of Series B Preferred then outstanding in proportion to the full amount of the Series B Preferred Liquidation Payments due to all holders of Preferred.

                          (4) LIQUIDATION ON COMMON STOCK. After the holders of
                 Preferred Stock have been paid in full their Preferred Liquidation Payments, the remaining net assets of the Corporation may be distributed to the holders of the Common Stock.

                          (5) PROCEDURES FOR PAYMENT OF LIQUIDATION PAYMENTS.
                 Written notice of such Liquidation, stating a payment date, the amount of the Preferred Liquidation Payments, and the place where said Preferred Liquidation Payments shall be payable, shall be given by mail, postage prepaid not less than ten (10) days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                          (6) DEFINITION. As used herein, a "LIQUIDATION" is any
                 consolidation, share exchange, or merger of the Corporation into or with any other entity or entities in which the Corporation is not the surviving corporation; any sale, lease, exchange, or transfer by the Corporation of all or substantially all of its assets; or any change of control of the Corporation such that Arthur J. Falcone, Edward W. Falcone or Philip Cucci, Jr. (the "Founders") and their Affiliates (as hereinafter defined) or Associates (as hereinafter defined) cease to beneficially own a majority of the shares of Common Stock of the Corporation. As used in the preceding sentence, "Affiliate" shall mean a person who directly or indirectly controls, is controlled by, or is under common control with the Founders or any of them. Associate shall mean the spouse, parent, child, sibling, mother- and father-in-law, son- and daughter-in-law, or brother- and sister-in-law of a Founder.

                  C.       VOTING RIGHTS.

                          (1) INITIAL VOTING RIGHTS. Except as otherwise
                 provided by the Florida Business Corporation Act or as otherwise provided herein, holders of Preferred Stock shall vote together with holders of Common Stock as a single class on all actions to be taken by the shareholders of the Corporation, except that prior to a Two-Dividend Default (as defined below),


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                 holders of Preferred Stock shall vote as a separate class for the election of one director, provided, however, if the number of directors on the Board of Directors is expanded to five or more, holders of Preferred Stock shall elect the whole number rounded to the next highest whole number which is 25 percent of the total number of directors comprising the full Board of Directors. Any action taken by holders of Preferred Stock voting as a separate series shall require the affirmative vote or consent of holders of a majority of the then outstanding shares of Preferred Stock. Each share of Preferred Stock shall entitle the holder thereof to one vote per share.

                          (2) RIGHTS UPON DEFAULT IN PAYMENT OF DIVIDENDS. In
                 the event that Preferred Dividends are not paid in full on both Series A Preferred and Series B Preferred on two consecutive Quarterly Preferred Dividend Payment Dates (a "Two-Dividend Default"), in lieu of the voting rights set forth in Article 2.2C(1), the holders of Preferred Stock shall vote together as a separate class on all actions to be taken by the shareholders of the Corporation, and shall have the right, voting together as a separate class to elect three (3) directors, as well as the power to remove as many directors as shall be necessary to create a total of two (2) vacancies on the Board of Directors (after taking into account the increase in the number of members on the Board provided in Article 2.2C(4) below). To the extent the size of the Board of Directors is increased above five (5) or decreased below five (5), holders of the Preferred Stock shall have the right voting together as a single class to elect a majority of the number of directors comprising the full board as constituted from time to time after a Two-Dividend Default. The power to appoint and remove Directors may be exercised by the written consent of the holders of Preferred Stock consenting together as a single class, with a copy of such consent being delivered to the Corporation, and the Corporation shall deliver a copy of such consent to the holders of all other voting securities of the Corporation. From and after a Two-Dividend Default holders of Common Stock of the Corporation voting as a separate class shall have the right to elect two (2) of the five (5) directors, or such greater or lesser number as shall constitute the directors not elected by holders of Preferred Stock as constituted from time to time.

                          (3) NOTICES OF SHAREHOLDERS MEETINGS. Holders of the
                 shares of Preferred Stock shall be entitled to receive notice of all meetings of shareholders of the Corporation, not less than ten (10) nor more than thirty (30) days prior to any meeting of shareholders of the Corporation at which shareholder action is to be taken.

                          (4) SIZE OF BOARD OF DIRECTORS. Prior to a
                 Two-Dividend Default, the number of directors of the Board of Directors of the Corporation shall be fixed at four (4); provided, however, that such number may be changed as provided in the Bylaws of the Corporation provided such change is approved by the written consent or affirmative vote given in writing or by vote at a meeting of the holders of at least a majority of the then outstanding shares of Common Stock and Preferred Stock, voting as separate classes. From and after a Two-Dividend Default, the number of directors of the Board of Directors of the Corporation shall be automatically fixed without action by any person at five (5), or such greater or lesser number as may be fixed by stockholder action.

                          (5) STOCKHOLDER MEETINGS. From and after a
                 Two-Dividend Default, in addition to the rights granted to shareholders by law and by the by-laws of the Corporation, any holder of Preferred Stock shall have the right to call a


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                 special meeting of holders of voting securities by notice to the Corporation or by notice to holders of voting securities at the discretion of such holder.

                         (6)  MECHANICS.  From and after a Two-Dividend Default:

                                    (a) Any holder of Preferred Stock shall be
                           authorized to convene a special meeting of the Shareholders of the Corporation on not less than ten
                           (10) days notice for the purpose of electing a Board of Directors. At such meeting, the Shareholders shall fix the number of directors and a majority of such number shall be elected by holders of Preferred Stock voting as a separate class (the "Preferred Directors") with the remaining directors being elected by holders of Common Stock voting as a separate class (the "Common Directors").

                                    (b) Any vacancy occurring in the Preferred
                           Directors shall be filled by the affirmative vote of a majority of the Preferred Directors remaining in office, and any vacancy occurring in the Common Directors shall be filled by the affirmative vote of a majority of the Common Directors remaining in office.

                                    (c) Common Directors shall be elected
                           annually, at the annual meeting of shareholders or at a special meeting in lieu of the annual meeting. Each Common Director shall serve for a term of one year and until his successor is elected and qualified. If the annual election of Common Directors is not held on the date designated therefor, the Board of Directors shall cause such election to be held as soon thereafter as convenient.

                                    (d) Preferred Directors shall initially be
                           appointed by holders of Preferred Stock for an initial term which expires at the annual meeting of shareholders to be held next following the initial appointment of the Preferred Directors; thereafter, Preferred Directors shall serve for a term of one year and until successors are elected and qualified. If the annual election of Preferred Directors is not held on the date designated therefor, the Board of Directors shall cause such election to be held as soon thereafter as convenient. Failure of shareholders to hold annual meetings for the purpose of electing directors, shall not invalidate any actions taken by directors.

                                    (e) Immediately following a Two-Dividend
                           Default, the then existing Directors shall, by a resolution of the Board of Directors, remove that number of Common Directors necessary to reduce the number of Common Directors remaining in office to less than a majority of the members of the Board , which Common Directors shall thereafter be the Common Directors contemplated by Section 2.2C(6)(a) hereof. If the Directors have not acted to remove the number of Directors necessary to reduce the number of Common Directors remaining in office to less than a majority of the members of the Board, thereby creating vacancies for the full number of Preferred Directors authorized hereby, the holders of Preferred Stock may convene a special meeting of holders of Preferred Stock (without participation by holders of any other class or series of the Corporation's capital stock),


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                           to remove a number of Common Directors necessary to
                           reduce the number of Directors remaining in office to less than a majority of the members of the Board. The Directors may be removed with or without cause by the affirmative vote of the holders of the majority of the shares of Preferred Stock.

                                    (f) From and after the creation of the
                           classified board in the manner described in Sections 2.2C(6)(b), (c), (d) and (e) hereof, any Common Director may be removed from office with or without cause, upon the affirmative vote of the majority of the holders of the issued and outstanding shares of Common Stock of the Corporation, at a meeting with respect to which notice of such purpose is given, and any Preferred Director may be removed from office with or without cause upon the affirmative vote of a majority of the holders of the issued and outstanding shares of Preferred Stock, at a meeting with respect to which notice of such purpose is given.

                  D. REDEMPTION. The Preferred Stock shall be redeemed as follows:

                          (1) REDEMPTION UPON PUBLIC OFFERING; CONVERSION. Each
                 share of Preferred Stock which remains outstanding on the closing date of a public offering pursuant to a registration statement filed with the Securities Exchange Commission (the "Registration Date"), in which the Corporation completes the sale of its Common Stock for an aggregate purchase price in excess of Ten Million Dollars ($10,000,000), shall automatically, and without any action on the part of the holder thereof or the Corporation except as provided in clause (i) below, be converted into solely the right to receive, upon surrender thereof as hereinafter provided, an amount equal to $100, plus an amount equal to all Preferred Dividends unpaid thereon computed from the Original Issue Date to the Registration Date, plus any other dividends declared but unpaid thereon. The Corporation shall have no obligation to deliver to any holder of such converted Preferred Stock the funds to which the holder shall be entitled until such holder has surrendered the certificate or certificates for the shares of Preferred Stock held by such holder, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. All rights with respect to such shares of converted Preferred Stock outstanding on the Registration Date shall forthwith after the Registration Date terminate, except for the rights of the holders of such shares (i) to receive the funds stated herein upon surrender of their certificates for the Preferred Stock and (ii) with respect to cumulated unpaid Preferred Dividends described in Article 2.2A(6) hereof.

                          (2) REDEMPTION AT MATURITY. Each share of Series A
                 Preferred Stock which remains outstanding on June 1, 2005 (the "Series A Maturity Date") and each share of Series B Preferred which remains outstanding on December 31, 2004 (the "Series B Maturity Date"). As used hereinafter the term "Maturity Date" means Series A Maturity Date when used to describe the Maturity Date for the Series A Preferred and Series B Maturity Date when used to describe the Maturity Date for the Series B Preferred shall be redeemed by the Corporation for an amount equal to $100 per share of Preferred Stock, plus an amount equal to all Preferred Dividends unpaid thereon computed from the Original Issue Date to the Maturity Date, plus any other dividends declared but unpaid thereon (the "Redemption Amount"). The Corporation shall have no obligation to deliver to any holder


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                 of Preferred Stock the Redemption Amount to which the holder shall be entitled until the holder has surrendered the certificate or certificates for the shares of Preferred Stock held by such holder, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. All rights with respect to shares of Preferred Stock outstanding on the Maturity Date shall forthwith after the Maturity Date terminate, except for the rights of the holders of such shares
                 (i) to receive the Redemption Amount upon surrender of their certificates for the Preferred Stock and (ii) with respect to cumulated unpaid Preferred Dividends described in Article 2.2A(6) hereof.

                          (3) RIGHT OF CORPORATION TO CALL SHARES FOR
                 REDEMPTION. Commencing on the Original Issue Date, the Corporation shall have the right to call for redemption all or any part of the outstanding Preferred Stock (the "Called Shares"), at any time or from time to time, at a price equal to $100.00 for each Called Share, plus an amount equal to all Preferred Dividends unpaid thereon computed from the Original Issue Date to the date such payment is made to holders of the Called Shares, plus any other dividends declared but unpaid thereon. The amount payable with respect to each Called Share is hereinafter referred to as the "Call Price". Written notice of the Corporation's election to purchase all or part of the then outstanding Preferred Stock stating a payment date, the amount of the Call Price, the number of Called Shares, and the place where the Call Price shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of all shares of Preferred Stock called for redemption, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Each redemption of Called Shares shall be made ratably among the holders of Preferred Stock then outstanding so that the number of Shares redeemed from each such holder shall bear the same ratio to the total number of Called Shares redeemed from all such holders as the number of shares of Preferred Stock then held by such holders bears to the aggregate number of shares of Preferred Stock then outstanding. From and after the close of business on the payment date, unless there is a default in the payment of the Call Price, all rights of the holders (except the right to receive the Call Price) shall cease with respect to the Called Shares, any Preferred Dividends shall cease to accrue and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                          (4) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any
                 Preferred Stock redeemed pursuant to this Article 2.2D or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstance be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Preferred Stock.

                  E. NOTICES. In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any reclassification or recapitalization of the capital stock of the Corporation, (iii) any merger or consolidation of the Corporation, or any transfer of all or substantially all the assets of the Corporation to any other corporation, entity or person, or (iv) any voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is


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         to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up. Any notice required by the provisions of this Article 2E to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  F. PAYMENT OF TAXES. The Corporation will pay all documentary, stamp and similar taxes and governmental charges imposed upon the transfer of the Preferred Stock that may be imposed upon the issuance or redemption of shares of the Preferred Stock.

                  G. NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

                  H. RESTRICTIONS AND LIMITATIONS. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the vote or written consent by the holders of at least two-thirds of the outstanding Preferred Stock in each such case voting or consenting as a separate series:

                          (1) REDEMPTION OF EQUITY SECURITIES. Purchase, redeem,
                 or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock or any other shares of its capital stock of any class or any warrants, rights, or options to purchase or acquire any shares of its capital stock except for redemption as provided for herein or in the Series A Redeemable Preferred Stock and Warrant Purchase Agreement dated June 2, 1993; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants, or other persons performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events as set forth in that certain Shareholders Agreement being executed by the Company, holders of Series A Preferred, and the Founders dated June 2, 1993, such as the termination of employment;

                          (2) SALE OF SIGNIFICANT ASSETS. Effect any sale,
                 lease, assignment, transfer, or other conveyance of all or substantially all of the assets or business of the Corporation or any subsidiaries of the Corporation, or liquidate, dissolve, or enter into any consolidation, merger, or other similar combination involving the Corporation or any of its Subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation (except that a subsidiary may merge or otherwise be combined with, or liquidated and dissolved into, any other subsidiary of the Corporation), or convey, sell, license, or lease any rights to any inventions developed or owned by the Corporation;

                          (3) INCREASE AUTHORIZED PREFERRED. Increase the total
                  number of authorized shares of Preferred Stock; or

                          (4) AMEND PREFERRED STOCK. Following the date of issue
                 of any shares of Preferred Stock, amend, modify, or supersede the terms of the Preferred Stock without the affirmative vote or consent of holders of a majority of each series of the then outstanding shares of Preferred Stock, voting or consenting as a separate series.

                  I. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue.

                                   ARTICLE 3.

         The mailing address of the principal office of the Corporation is 3300 University Drive, Coral Springs, Florida 33065.

                                   ARTICLE 4.

         Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                                   ARTICLE 5.

         No director shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; or
(c) any transaction from which the director derived an improper personal benefit.

                                   ARTICLE 6.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its Shareholders, may consider the interest of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority for the Directors and shall not be deemed to provide to any constituency any right to be considered.

                                   ARTICLE 7.

         The Corporation shall indemnify, or advance expenses to, to the fullest extent authorized or permitted by the Florida General Corporation Act, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation; (iii) is or was an officer of the Corporation, provided that he is or was at the time a director of the Corporation; or (iv) is or was serving at the request of the Corporation as an officer of another corporation, provided that he is or was at the time a director of the Corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida General Corporation Act, and except as otherwise provided in the foregoing sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of the foregoing sentence may apply for indemnification or advancement of expenses to any court of competent jurisdiction. The Corporation may enter into separate agreements with its directors whereby the Company agrees to indemnify such directors as provided hereinabove.

         IN WITNESS WHEREOF, TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC. has caused these Amended and Restated Articles of Incorporation to be executed, its corporate seal affixed and the foregoing to be attested, all by its duly authorized officers this 29th day of November, 1994.


                                  TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.


                                  By:
                                       Arthur J. Falcone, President

         [CORPORATE SEAL]

         ATTEST:


         Philip Cucci, Jr., Secretary

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

         Pursuant to the provisions of Sections 607.1002, 607.10025 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC., a Florida corporation (the "Corporation"), are hereby amended as follows:

         1. Article 1 shall be deleted in its entirety and amended to read as follows:

                               "ARTICLE 1. - NAME

                  The name of this Corporation is TRANSEASTERN
                  PROPERTIES, INC."

         2. The directors of the Corporation approved, on August 14, 1996, an 8.2-for-one forward stock split effective immediately such that each outstanding share of the Corporation's common stock, par value $.01 per share ("Common Stock") shall, after the effective date of these Articles of Amendment, represent 8.2 shares of Common Stock. Accordingly, introductory paragraph to
Article 2 shall be deleted in its entirety and amended to read as follows:

                           "ARTICLE 2. - CAPITAL STOCK

                  The total number of shares of capital stock that the Corporation shall be authorized to issue is FORTY-ONE MILLION SEVENTY-FIVE THOUSAND FIVE HUNDRED (41,075,500) divided into two classes as follows: (a) FORTY-ONE MILLION (41,000,000) shares of common stock, par value $.01 per share ("Common Stock"), (b) TWENTY-NINE THOUSAND (29,000) shares of Series A Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred"), and (c) FORTY-SIX THOUSAND FIVE HUNDRED (46,500) shares of Series B Redeemable Preferred Stock, par value $.01 per share ("Series B Preferred"). Series A Preferred and Series B Preferred are hereinafter collectively referred to as the "Preferred Stock."

                  Each outstanding share of Common Stock shall, after the date of these Article of Amendment, represent 8.2 shares of Common Stock. The relative rights, privileges, preferences, and limitations of the Common Stock and the Preferred Stock are as follows:"

         3. The undersigned, hereby certifies that the foregoing amendments to the Articles of Incorporation were duly adopted and approved by at least a majority of the directors of the Corporation on August 14, 1996 at a meeting duly called at which a quorum was present, without shareholder approval. The number of votes cast was sufficient for approval. The foregoing amendments to the Articles of Incorporation do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and do not result in the percentage of authorized shares that remain unissued after the stock split exceeding the percentage of authorized shares that were unissued before the stock split. Shareholder approval of the foregoing amendments was not required under Sections 607.1002 and 607.10025 of the Florida Business Corporation Act.

Dated:  August 14, 1996                             TRANSEASTERN PROPERTIES OF
                                                         SOUTH FLORIDA, INC.

                                                     By:\S\ EDWARD FALCONE
                                                        -----------------------
- -----------------------
                                                        Edward Falcone,
                                                        Executive Vice President


                                       -2-